Registration No. 333

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
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                               CELGENE CORPORATION
             (Exact name of Registrant as specified in its charter)

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               DELAWARE                         7 Powder Horn Drive                        22-2711928
    (State or other jurisdiction of           Warren, New Jersey 07059                  (I.R.S. Employer
    incorporation or organization)                 (732) 271-1001                     Identification No.)

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                   -------------------------------------------
                                 JOHN W. JACKSON
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                               CELGENE CORPORATION
                  7 POWDER HORN DRIVE, WARREN, NEW JERSEY 07059
                                 (732) 271-1001
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

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                          Copies of Communications to:
                             Robert A. Cantone, Esq.
                               Proskauer Rose LLP
                  1585 Broadway, New York, New York 10036-8299
                                 (212) 969-3000
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      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From
time to time or at one time after the effective date of this Registration Statement as determined by the Registrant.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest or interest investment plans, please check the following box.|_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

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                                                                             Proposed Maximum
Title of each Class of             Amount To Be         Proposed Maximum         Aggregate           Amount of
Securities To Be Registered       Registered (1)         Offering Price        Offering Price       Registration
                                                          Per Unit (1)             (2)(3)            Fee (2)(3)
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Common Stock,                          _____                  _____                _____               _____
par value $.01 per share (4)
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Debt Securities
                                       -----                  -----                -----               -----
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Total                                  -----                  -----             $500,000,000          $119,500
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(1) There are being registered under this Registration Statement such indeterminate number of shares of common stock and such indeterminate principal amount of debt securities of the Registrant as shall have an aggregate initial offering price not to exceed $500,000,000. Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered under this Registration Statement.

(2) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee.

(3) Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II(D) to Form S-3 under the Securities Act.

(4) Including such indeterminate number of shares of common stock as may, from time to time, be issued upon conversion or exchange of debt securities registered hereunder, to the extent any of such debt securities are, by their terms, convertible into common stock.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 21, 2001

PROSPECTUS

                                  $500,000,000

                               CELGENE CORPORATION

                                  COMMON STOCK
                                 DEBT SECURITIES

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Celgene Corporation may offer from time to time common stock and debt securities separately or together. The specific terms and amounts of the securities will be fully described in supplements to this prospectus. Please read any prospectus supplements and this prospectus carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

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Our common stock is traded on the Nasdaq National Market under the symbol "CELG." On December 20, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $30.70 per share.

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INVESTING IN OUR COMMON STOCK OR DEBT SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.





                                     , 2001

                                TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----
About This Prospectus .................................................   1
Prospectus Summary ....................................................   2
Risk Factors ..........................................................   5
Forward-Looking Statements ............................................   11
Use of Proceeds .......................................................   13
Ratio of Earnings to Fixed Charges ....................................   13
Description of Capital Stock ..........................................   14
Description of Debt Securities ........................................   16
Plan of Distribution ..................................................   24
Legal Matters .........................................................   24
Experts ...............................................................   25
Where You Can Find More Information ...................................   25
Incorporation by Reference ............................................   25


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                              ABOUT THIS PROSPECTUS


This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, offer any combination of common stock or debt securities, or either common stock or debt securities only, described in this prospectus in one or more offerings up to a total amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information, including the consolidated financial statements and the notes to the consolidated financial statements and other information, incorporated by reference in this prospectus.

                                   THE COMPANY

We are a commercial-stage biopharmaceutical company, incorporated in 1986 as a Delaware corporation engaged primarily in the discovery, development and commercialization of orally administered, small molecule drugs designed to treat cancer and immunological diseases through gene and protein regulation. Our drugs are designed to modulate multiple disease-related genes, including cytokines such as TNF(alpha), growth factor genes such as those that control angiogenesis and apoptosis genes that regulate cell survival and death. Because our drugs are small molecules that can be orally administered, they have the potential to advance the standard of care beyond current injectible protein drugs that inhibit TNF(alpha) and other disease-causing cytokines. We had total revenues of $84.2 million in 2000 and $72.5 million in 2001 through September 30.

The Food and Drug Administration, or FDA, approved our first commercialized product, THALOMID(R) (thalidomide), for sale in the United States in July 1998. The approved indication for THALOMID is the treatment of acute cutaneous manifestations of moderate to severe erythema nodosum leprosum, or ENL, and as maintenance therapy to prevent and suppress cutaneous manifestation recurrences. ENL is an inflammatory complication of leprosy. We distribute this product in the United States through our 125-person commercialization organization. Working with the FDA, we have developed a novel comprehensive education and distribution program, the "System for Thalidomide Education and Prescribing Safety," or S.T.E.P.S.(R), that is designed to support the safe and appropriate use of THALOMID.

In November 2001, we entered into agreements with Pharmion Corporation, or Pharmion, and Penn Pharmaceutical Services Limited, or Penn, to expand the commercialization of THALOMID internationally. Under the agreements, we have granted Pharmion an exclusive worldwide license (except for North America, China, Japan, Korea and Taiwan) to our intellectual property covering thalidomide and S.T.E.P.S., as well as preclinical and clinical data necessary to support international regulatory filings for THALOMID, in exchange for licensing payments and royalties. In addition, we have acquired an exclusive option to purchase Penn T, the Penn branch that manufactures THALOMID.

On November 14, 2001 the FDA granted marketing approval for d-MPH, our chirally pure version of Ritalin(R), which will be marketed under the tradename Focalin(TM), for the treatment of ADD/ADHD. This product is expected to be launched commercially in the United States by Novartis Pharma AG in January 2002. In April 2000, we granted Novartis Pharma AG an exclusive worldwide license (except Canada) for the development and marketing of d-MPH in return for substantial milestone payments and royalties on d-MPH and all products in the Ritalin family of drugs including Ritalin LA for which Novartis recently received an approvable letter. We have retained the rights to develop d-MPH for cancer-associated disorders.

In June 1998, we granted the exclusive Canadian marketing rights for d-MPH to Biovail Corporation, or Biovail, in exchange for licensing fees and significant royalties. In July 2001, Biovail filed a new drug submission, or NDS, with Canada's Therapeutic Products Program, or TPP, for d-MPH, which triggered a milestone payment by Biovail to us. TPP is expected to review the NDS within 18 to 24 months of filing. Biovail's Canadian marketing division, Crystaal, will market d-MPH upon TPP approval.

Our pipeline of new drug candidates is highlighted by four classes of orally administered therapeutic agents: Immunomodulatory Drugs, or IMiDs(TM), Selective Cytokine Inhibitory Drugs, or SelCIDs(TM), Selective Estrogen Receptor Modulators, or SERMs, and kinase inhibitors which include cJun N terminal kinase, or JNK, inhibitors and nuclear factor kappa B, or NF-kB, inhibitors.

The IMiD class is based on the apparent activity of THALOMID in modulating the production of TNF(alpha), inducing an anti-cancer immune response and inhibiting angiogenesis. In preclinical studies, our IMiDs have shown a higher level of modulating activity than thalidomide. Our lead IMiD, REVIMID(TM), currently is being evaluated as a multiple myeloma and metastatic malignant melanoma therapy in three Phase I/II clinical trials. In December 2001, data was presented by investigators from the Dana-Farber Cancer Institute at Harvard University and the Arkansas Cancer Research Center at the American Society of Hematology meeting. The investigators reported that in these studies REVIMID showed significant anti-tumor activity and was generally well tolerated in patients. In July 2001, at the British Cancer Research Meeting, preliminary results were presented from a Phase I/II trial evaluating REVIMID in 20 patients with solid tumor cancers. Anti-disease activity was demonstrated in eight of the 13 patients with metastatic melanoma. Based on these results, the trial is being expanded to an additional 60 patients. In addition, a Phase I/II trial of REVIMID for the treatment of congestive heart failure was initiated in July 2001. Extensive additional clinical testing of the compound is planned to be initiated for both multiple myeloma and metastatic melanoma in 2002.

The second class of compounds, SelCIDs, is designed to modulate TNF(alpha) and certain other disease-related cytokines by selectively inhibiting phosphodiesterase 4, or PDE 4, which is a key cell-signaling enzyme. Our SelCIDs are intended to control inflammation without broad suppression of the immune system. Our lead SelCID compound, CDC 801, was well-tolerated in human Phase I trials. Common side effects of known PDE 4 inhibitors such as nausea or vomiting did not occur in these trials. CDC 801 currently is being tested in a Phase II trial for Crohn's disease and the results are expected in 2002. A Phase I trial was initiated for another SelCID compound, CDC 998, which was significantly more potent than CDC 801 in preclinical studies.

The third class of compounds, SERMs, is being developed as an anti-cancer agent and for the treatment of osteoporosis. For cancer indications, the SERMs are designed to block the stimulatory effects of estrogen in breast and other reproductive tissues that give rise to cancer. For treating osteoporosis, the SERMs are designed to mimic the positive effects of estrogen by inhibiting bone loss and providing cardio-protection in pre- and post-menopausal women, while avoiding some of estrogen's adverse effects such as increasing the risk of breast and uterine cancer. We filed an Investigational New Drug Application, or IND, for our first orally available SERM, CDC 117, as an anti-cancer agent in 2001 and recently completed a Phase I open label, dose-escalation study where CDC 117 was found to be well-tolerated in healthy volunteers. In December 2000, we entered into a Collaborative Research and License Agreement with Novartis Pharma AG to discover and develop SERMs for the treatment and prevention of osteoporosis.

The fourth class of compounds, kinase inhibitors, includes cJun N terminal kinase, or JNK, inhibitors and nuclear factor kappa B or NF-kB, inhibitors. The JNK pathway controls the expression of specific sets of cytokine, growth factor and cell death genes that play a fundamental role in the onset and progression of immune and inflammatory diseases and cancer. Preclinical studies support the therapeutic potential of our JNK inhibitors in several disease models, including: rheumatoid arthritis, as reported by academic investigators in the July 1, 2001 edition of The Journal of Clinical Investigation; asthma, as presented by academic investigators at the 97th International Conference of the American Thoracic Society in May 2001; ischemia reperfusion injury, as reported by academic investigators at the 52nd annual meeting of the American Association for the Study of Liver Diseases in November 2001; and cancer, as presented by company researchers at the 2001 American Association for Cancer Research -- National Cancer Institute -- European Organization for Research and Treatment of Cancer International Conference held in November 2001. We anticipate initiating a Phase I clinical trial for our lead JNK inhibitor in 2002.

The NF-kB pathway is a critical regulator of genes that cause inflammation and cell death, including TNF(alpha), interlukin-1 and proteases. However, over activation of this pathway can cause continued tissue inflammation and destruction associated with a wide variety of diseases such as rheumatoid arthritis and inflammatory bowel disease. We, with our partner, Serono, S.A., are evaluating CDC 839, a novel small molecule inhibitor of the NF-kB pathway. In preclinical models we have found that CDC 839 significantly reduced joint inflammation and destruction. NF-kB inhibitors potentially represent an important new class of disease-modifying drugs.

We are also focused on the identification, validation and use of ligases, which are enzymes that control the proper levels of both normal and disease-causing proteins in cells for drug discovery. The ligases included in our intellectual property estate represent an important new class of targets for selectively controlling cellular proteins that may cause or prevent disease.

Our principal executive offices are located at 7 Powder Horn Drive, Warren, New Jersey 07059, and our telephone number is (732) 271-1001. Additional information regarding Celgene is set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (which is incorporated by reference in this prospectus).

                                  RISK FACTORS

You should carefully consider the following risk factors, as well as the other information contained in this prospectus or any supplemental prospectus hereto or incorporated herein by reference in this prospectus, before purchasing any of our common stock or debt securities.

IF WE ARE UNSUCCESSFUL IN DEVELOPING AND COMMERCIALIZING OUR PRODUCTS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

Many of our products and processes are in the early or mid-stages of development and will require the commitment of substantial resources, extensive research, development, preclinical testing, clinical trials, manufacturing scale-up and regulatory approval prior to being ready for sale. We have not yet sold any of our products, other than THALOMID. With the exception of Focalin, all of our other products will require further development, clinical testing and regulatory approvals, and there can be no assurance that commercially viable products will result from these efforts. If any of our products, even if developed and approved, cannot be successfully commercialized, our business, financial condition and results of operations could be materially adversely affected.

DURING THE NEXT SEVERAL YEARS, WE WILL BE VERY DEPENDENT ON THE COMMERCIAL SUCCESS OF THALOMID, FOCALIN AND THE ENTIRE RITALIN PRODUCT LINE.

At our present level of operations, we may not be able to attain profitability if physicians prescribe THALOMID only for patients who are diagnosed with ENL. Under current FDA regulations, we are precluded from promoting THALOMID outside this approved use. The market for the use of THALOMID in patients suffering from ENL is relatively small. We have conducted clinical studies that appear to show that THALOMID is effective and safe when used to treat disorders other than ENL, such as multiple myeloma, but we do not know whether we will succeed in receiving regulatory approval to market THALOMID for additional indications. FDA regulations restrict our ability to communicate the results of additional clinical studies to patients and physicians without first obtaining approval from the FDA to expand the authorized uses for this product. In addition, if adverse experiences are reported in connection with the use of THALOMID by patients, this could undermine physician and patient comfort with the product, could limit the commercial success of the product and could even impact the acceptance of THALOMID in the ENL market. Although we are dependent upon royalties from Novartis Pharma AG's entire Ritalin product line, we cannot directly impact their ability to successfully commercialize Focalin.

IF OUR PRODUCTS ARE NOT ACCEPTED BY THE MARKET, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

There can be no assurance that those of our products that receive regulatory approval, including THALOMID and Focalin, or those products for which no regulatory approval is required, will achieve market acceptance. A number of factors render the degree of market acceptance of our products uncertain, including the extent to which we can demonstrate the products' efficacy, safety and advantages, if any, over competing products, as well as the reimbursement policies of third-party payors, such as government and private insurance plans. Failure of our products to achieve market acceptance would have a material adverse effect on our business, financial condition and results of operations.

WE FACE A RISK OF PRODUCT LIABILITY CLAIMS AND MAY NOT BE ABLE TO OBTAIN INSURANCE.

We may be subject to product liability or other claims based on allegations that the use of our technology or products has resulted in adverse effects, whether by participants in our clinical trials or by patients using our products. Thalidomide, when used by pregnant women, has resulted in serious birth defects. Therefore, necessary and strict precautions must be taken by physicians prescribing the drug to women with childbearing potential, and there can be no assurance that such precautions will be observed in all cases or, if observed, will be effective. Use of thalidomide has also been associated, in a limited number of cases, with other side effects, including nerve damage. Although we have product liability insurance that we believe is appropriate, there can be no assurance that we will be able to obtain additional coverage if required, or that such coverage will be adequate to protect us in the event claims are asserted against us. Our obligation to defend against or pay any product liability or other claim may have a material adverse effect on our business, financial condition and results of operations.

WE HAVE A HISTORY OF OPERATING LOSSES AND AN ACCUMULATED DEFICIT.

We have sustained losses in each year since our incorporation in 1986. We sustained net losses applicable to common stockholders of $16.3 million and $30.5 million for the years ended December 31, 2000 and 1999, and $8.6 million for the nine months ended September 30, 2001. We had an accumulated deficit of $229.1 million at September 30, 2001. We expect to make substantial expenditures to further develop and commercialize our products. We also expect that our rate of spending will accelerate as the result of increased clinical trial costs and expenses associated with regulatory approval and commercialization of products now in development. If our cash flow and capital resources are not sufficient to meet our debt service obligations or comply with our covenants under an applicable indenture or other definitive debt purchase agreement, a default under such agreements would result. To avoid a default, we may need waivers from third parties, which might not be granted.

WE MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS.

We have historically experienced, and expect to continue for the foreseeable future to experience, significant fluctuations in our quarterly operating results. These fluctuations are due to a number of factors, many of which are outside our control, and may result in volatility of our stock price. Future operating results will depend on many factors, including:

o    demand for our products;

o    regulatory approvals for our products;

o the timing of the introduction and market acceptance of new products by us or competing companies;

o the timing and recognition of certain research and development milestones and license fees; and

o    our ability to control our costs.

WE HAVE NO MANUFACTURING CAPABILITIES AND WE ARE DEPENDENT ON TWO SUPPLIERS FOR THE RAW MATERIAL AND ONE MANUFACTURER FOR THE FORMULATION AND ENCAPSULATION OF THALOMID.

We currently have no experience in, or our own facilities for, manufacturing any products on a commercial scale. Currently, we can obtain all of our bulk drug material for THALOMID from two suppliers and we rely on a single manufacturer to formulate and encapsulate THALOMID. The FDA requires that all suppliers of pharmaceutical bulk material and all manufacturers of pharmaceuticals for sale in or from the United States achieve and maintain compliance with the FDA's current Good Manufacturing Practice, or cGMP, regulations and guidelines. If the operations of the sole manufacturer were to become unavailable for any reason, the required FDA review and approval of the operations of a new manufacturer could cause a delay in the manufacture of THALOMID which could have a material adverse effect on our business, financial condition and results of operations. However, we recently acquired an option to purchase the operations of the sole manufacturer that does the formulation and encapsulation of THALOMID. We intend to continue to utilize outside manufacturers if and when needed to produce our other products on a commercial scale. If our outside manufacturers do not meet our requirements for quality, quantity or timeliness, or do not achieve and maintain compliance with all applicable regulations, our business, financial condition and results of operations could be materially adversely affected.

WE HAVE LIMITED MARKETING AND DISTRIBUTION CAPABILITIES.

Although we have a 125-person commercialization group to support THALOMID, we may be required to seek a corporate partner to provide marketing services with respect to our other products. Any delay in developing these resources could have a material adverse impact on our results of operations. We have contracted with a specialty distributor to distribute THALOMID. Failure of this specialty distributor to perform its obligations could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT ON COLLABORATIONS AND LICENSES WITH THIRD PARTIES.

Our ability to fully commercialize our products, if developed, may depend to some extent upon our entering into joint ventures or other arrangements with established pharmaceutical companies with the requisite experience and financial and other resources to obtain regulatory approvals and to manufacture and market such products. Accordingly, our success may depend, in part, upon the subsequent success of such third parties in performing preclinical and clinical trials, obtaining the requisite regulatory approvals, scaling up manufacturing, successfully commercializing the licensed product candidates and otherwise performing their obligations to us. We cannot assure you that:

o we will be able to enter into joint ventures or other arrangements on acceptable terms, if at all;

o    our joint ventures or other arrangements will be successful;

o our joint ventures or other arrangements will lead to the successful development and commercialization of any products;

o we will be able to obtain or maintain proprietary rights or licenses to any technology or products developed in connection with our joint ventures or other arrangements; or

o we will be able to preserve the confidentiality of any proprietary rights or information developed in connection with our joint ventures or other arrangements.

THE HAZARDOUS MATERIALS WE USE IN OUR RESEARCH AND DEVELOPMENT COULD RESULT IN SIGNIFICANT LIABILITIES WHICH COULD EXCEED OUR INSURANCE COVERAGE AND FINANCIAL RESOURCES.

We use some hazardous materials in our research and development activities. While we believe we are currently in substantial compliance with the federal, state and local laws and regulations governing the use of these materials, we cannot assure you that accidental injury or contamination will not occur. Any such accident or contamination could result in substantial liabilities, which could exceed our insurance coverage and financial resources. Additionally, we cannot assure you that the cost of compliance with environmental and safety laws and regulations will not increase in the future.

THE PHARMACEUTICAL INDUSTRY IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND THERE IS NO ASSURANCE OF REGULATORY APPROVAL.

The preclinical development, clinical trials, manufacturing, marketing and labeling of pharmaceuticals are all subject to extensive regulation by numerous governmental authorities and agencies in the United States and other countries. There can be no assurance that we will be able to obtain the necessary approvals required to market our products in any of these markets. The testing, marketing and manufacturing of our products will require regulatory approval, including approval from the FDA and, in some cases, from the U.S. Environmental Protection Agency, or the EPA, or governmental authorities outside of the United States that perform roles similar to those of the FDA and EPA. Certain of our pharmaceutical products, such as Focalin, fall under the Controlled Substances Act of 1970, or the CSA, which requires authorization by the U.S. Drug Enforcement Agency, or the DEA, of the U.S. Department of Justice in order to handle and distribute these products. It is not possible to predict how long the approval processes of the FDA, EPA and the DEA or any other applicable federal, state or foreign regulatory authority or agency for any of our products will take or whether any such approvals ultimately will be granted. Positive results in preclinical testing and/or early phases of clinical studies are no assurance of success in later phases of the approval process.

Clinical trials are typically conducted in three sequential phases, but the phases may overlap.

Phase I Clinical Trials
-----------------------

If the FDA allows a request to initiate clinical investigations (IND) to become effective, Phase I human clinical trials can begin. These tests usually involve between 20 and 80 healthy volunteers or patients. The tests study a drug's safety profile, and may include the safe dosage range. The Phase I clinical studies also determine how a drug is absorbed, distributed, metabolized and excreted by the body, and the duration of its action.

Phase II Clinical Trials
------------------------

In Phase II clinical trials, controlled studies are conducted on a limited number of patients with the targeted disease. The primary purpose of these tests is to make an initial evaluation of the effectiveness of the drug on patients as well as to obtain additional information on the safety of the drug.

Phase III Clinical Trials
-------------------------

This phase typically includes multi-center trials and involves a larger patient population. During the Phase III clinical trials, physicians monitor the patients to determine efficacy and to gather further information on safety.

Risks associated with the regulatory approval process include:

o in general, preclinical tests and clinical trials can take many years, and require the expenditure of substantial resources, and the data obtained from these tests and trials can be susceptible to varying interpretation that could delay, limit or prevent regulatory approval;

o delays or rejections may be encountered during any stage of the regulatory process based upon the failure of the clinical or other data to demonstrate compliance with, or upon the failure of the product to meet, a regulatory agency's requirements for safety, efficacy and quality or, in the case of a product seeking an orphan drug indication, because another designee received approval first;

o requirements for approval may become more stringent due to changes in regulatory agency policy, or the adoption of new regulations or legislation;

o the scope of any regulatory approval, when obtained, may significantly limit the indicated uses for which a product may be marketed and may impose significant limitations in the nature of warnings, precautions and contraindications which could materially affect the profitability of the drug;

o approved drugs, as well as their manufacturers, are subject to continuing and on-going review, and discovery of previously unknown problems with these products or the failure to adhere to manufacturing or quality control requirements may result in restrictions on their manufacture, sale or use or in their withdrawal from the market; and

o regulatory authorities and agencies may promulgate additional regulations restricting the sale of our existing and proposed products.

Once a product receives marketing clearance, we cannot guarantee that the FDA will permit us to market that product for broader or different applications, or that it will grant us clearance with respect to separate product applications which represent extensions of our basic technology, or that existing clearances will not be withdrawn or modified in a significant manner. In addition, it is possible that the FDA will promulgate additional regulations restricting the sale of our present or proposed products.

Labeling and promotional activities are subject to regulation by the FDA and state regulatory agencies and, in some circumstances, by the Federal Trade Commission and DEA. FDA regulations, and the FDA's interpretation of them, establish formal and informal standards upon which the agency determines the appropriateness of our promotional activities relating to THALOMID or other products which gain marketing clearance. The FDA actively enforces regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained. Failure to comply with these requirements can result in regulatory enforcement action by the FDA. While physicians may, and do, prescribe drugs for off-label use, companies cannot promote their products for off-label use. On April 21, 2000 we received an FDA Warning Letter regarding off-label promotions for THALOMID. We have responded to the FDA and believe we have taken all actions necessary to address FDA concerns that THALOMID is properly commercialized. FDA approval of THALOMID requires that we distribute it under the rigid standards of our S.T.E.P.S. program in order to maintain approval.

Delays in obtaining, or the failure to obtain and maintain, necessary approvals from the FDA, EPA, DEA or other applicable regulatory authorities or agencies for our proprietary products or regulatory enforcement actions by the FDA or other regulatory agencies concerning our products or our marketing and distribution practices would have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

Our success will depend, in part, on our ability to obtain and enforce patents, protect trade secrets, obtain licenses to technology owned by third parties, when necessary, and conduct our business without infringing upon the proprietary rights of others. The patent positions of pharmaceutical firms, including ours, can be uncertain and involve complex legal and factual questions. In addition, the coverage sought in a patent application may not be obtained or may be significantly reduced before the patent is issued. Consequently, we do not know whether any of our pending applications, or any pending application we have licensed-in from third parties, will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or commercial advantage. Since, under the current patent laws, patent applications in the United States are maintained in secrecy from six to 18 months, and since publications of discoveries in the scientific and patent literature often lag behind actual discoveries, we cannot be certain that we were, or that the third parties from whom we have licensed patents or patent applications were, the first to make the inventions covered by the patents and patent applications in which we have rights, or that such patents and patent applications were the first to be filed on such inventions.

In the event that a third party has also filed a patent application for any of the inventions described in our patents or patent applications, or those we have licensed-in, we could become involved in an interference proceeding declared by the U.S. Patent and Trademark Office to determine priority of invention. Such an interference could result in the loss of a U.S. patent or loss of any opportunity to secure U.S. patent protection for that invention. Even if the eventual outcome is favorable to us, such interference proceedings could result in substantial cost to us. Moreover, different countries have different procedures for obtaining patents, and patents issued in different countries provide different degrees of protection against the use of a patented invention by others. There can be no assurance, therefore, that the issuance to us or our licensor, in a given country, of a patent covering an invention will be followed by the issuance, in other countries, of patents covering the same invention, or that any judicial interpretation of the validity, enforceability or scope of the claims in a patent issued in one country will be similar to the interpretation given to the corresponding patent issued in another country.

Furthermore, even if our patents, or those we have licensed-in, are issued, there can be no assurance that competitors will not challenge the validity and enforceability of our patents in court. Alternatively, there can be no assurance that competitors will not be able to design around such patents and compete with us using the resulting alternative technology. If any of our issued or licensed patents are infringed, we cannot guarantee that we will be successful in enforcing our intellectual property rights or defending the validity or enforceability of our issued patents. Moreover we cannot assure you that we can successfully defend against any patent infringement suit that may be brought against us by a third party. Patent infringement lawsuits in the pharmaceutical and biotechnology industries can be complex, lengthy and costly to all parties. An adverse outcome in such a litigation could cause us to lose exclusivity relating to the subject matter delineated by such patent claims and may have a material adverse effect on our business. For example, if a third party is found to have rights covering products or processes used by us, we could be forced to stop selling these products or using these processes, be subject to significant liabilities to such third party and/or be required to license technologies from such third party and thus pay royalties. Further, we rely upon unpatented proprietary and trade secret technology that we try to protect, in part, by confidentiality agreements with our collaborative partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. We cannot assure you that these agreements will not be breached or that we would have adequate remedies for any such breach. We cannot assure you that, despite precautions taken by us, others have not obtained and will not obtain access to or independently develop our proprietary technology or that such technology will not be found to be non-proprietary or not a trade secret. Our right to practice the inventions claimed in some patents which relate to THALOMID arises under licenses granted to us by others, including The Rockefeller University and Children's Medical Center Corporation. While we believe these agreements to be valid and enforceable, we cannot assure you that our rights under these agreements will continue or that disputes concerning these agreements will not arise.

THE PHARMACEUTICAL INDUSTRY IS HIGHLY COMPETITIVE AND SUBJECT TO RAPID AND SIGNIFICANT TECHNOLOGICAL CHANGE.

The pharmaceutical industry in which we operate is highly competitive and subject to rapid and significant technological change. Our present and potential competitors include major chemical and pharmaceutical companies, as well as specialized pharmaceutical firms. Most of these companies have considerably greater financial, technical and marketing resources than us. We also experience competition from universities and other research institutions and, in some instances, we compete with others in acquiring technology from these sources. The pharmaceutical industry has undergone, and is expected to continue to undergo, rapid and significant technological change, and we expect competition to intensify as technical advances in each field are made and become more widely known. The development of products or processes with significant advantages over those that we are seeking to develop could have a material adverse effect on our business, financial condition and results of operations.

SALES OF OUR PRODUCTS ARE DEPENDENT ON THIRD-PARTY REIMBURSEMENT.

Sales of our products will depend, in part, on the extent to which the costs of our products will be paid by health maintenance, managed care, pharmacy benefit and similar health care management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. These health care management organizations and third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority of federal and state governments, and the prices of drugs have been targeted in this effort. We cannot assure you that our products will be considered cost effective by payors, that reimbursement will be available or, if available, that the level of reimbursement will be sufficient to allow us to sell our products on a profitable basis.

THE PRICE OF OUR COMMON STOCK HAS EXPERIENCED SUBSTANTIAL VOLATILITY AND MAY CONTINUE TO DO SO IN THE FUTURE.

There has been significant volatility in the market prices for publicly traded shares of pharmaceutical companies, including ours. In 2000, the price of our common stock fluctuated from a high of $76.00 to a low of $18.9167 (as adjusted for a three-for-one stock split effected in April 2000). In addition, for the first three quarters of 2001, the price of our common stock fluctuated from a high of $36.48 to a low of $14.40. On December 20, 2001, our common stock closed at a price of $30.70. The price of our common stock may not remain at or exceed current levels. The following factors may have an adverse impact on the market price of our common stock:

o    announcements of technical or product developments by our competitors;

o    market conditions for pharmaceutical and biotechnology stocks;

o    market conditions generally;

o    governmental regulation;

o    healthcare legislation;

o public announcements regarding medical advances in the treatment of the disease states that we are targeting;

o    patent or proprietary rights developments;

o    changes in third-party reimbursement policies for our products; or

o    fluctuations in our operating results.

THE NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock. As of December 17, 2001, there were outstanding stock options for 7,176,990 shares of common stock, of which 3,724,087 were currently exercisable at an average exercise price of $17.46 and warrants outstanding that are exercisable for 967,693 shares of common stock at an average exercise price of $2.50. These amounts include outstanding options of Signal Pharmaceuticals, Inc. which we assumed as part of a merger with Signal on August 31, 2000 and which were converted into outstanding options of our common stock pursuant to an exchange ratio. In addition, as of December 17, 2001, the 9.0% convertible notes issued on January 20, 1999 can be converted into 285,601 shares of common stock and the 9.0% convertible notes issued on July 6, 1999 can be converted into 1,578,948 shares of common stock. Upon issuance or conversion, all of these shares of common stock will be freely tradable.

PURCHASERS OF COMMON STOCK IN AN OFFERING MAY EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF THEIR INVESTMENT.

In the event that common stock is offered pursuant to this prospectus and the Registration Statement of which this prospectus is a part, the public offering price of our common stock may be substantially higher than its book value immediately after the offering. As a result, if you were to purchase shares of common stock in the offering under such circumstances, you most likely would incur immediate and substantial dilution in the net tangible book value of the shares purchased from the public offering price.

OUR SHAREHOLDER RIGHTS PLAN AND CERTAIN CHARTER AND BY-LAW PROVISIONS MAY DETER A THIRD PARTY FROM ACQUIRING US.

Our board of directors has adopted a shareholder rights plan, the purpose of which is to protect stockholders against unsolicited attempts to acquire control of us that do not offer a fair price to all of our stockholders. The rights plan may have the effect of dissuading a potential acquirer from making an offer for our common stock at a price that represents a premium to the then current trading price.

Our board of directors has the authority to issue, at any time, without further stockholder approval, up to 5,000,000 shares of preferred stock, and to determine the price, rights, privileges and preferences of those shares. An issuance of preferred stock could discourage a third party from acquiring a majority of our outstanding voting stock. Additionally, our board of directors has adopted certain amendments to our by-laws intended to strengthen the board's position in the event of a hostile takeover attempt.

Furthermore, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law, which may also dissuade a potential inquirer of our common stock.


                           FORWARD-LOOKING STATEMENTS


Certain statements contained or incorporated herein by reference in this prospectus are forward-looking statements concerning our business, financial condition, results of operations, economic performance and financial condition. Forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and within the meaning of Section 21E of the Securities Exchange Act of 1934 are included, for example, in the discussions about:

-    our strategy;

-    new product development or product introduction;

-    product sales, royalties and contract revenues;

-    expenses and net income;

-    our credit risk management;

-    our liquidity;

-    our asset/liability risk management; and

-    our operational and legal risks.

These statements involve risks and uncertainties. Actual results may differ materially from those expressed or implied in those statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors."

                                 USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, including capital expenditures and to meet working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used.



                       RATIO OF EARNINGS TO FIXED CHARGES


The ratio of earnings to fixed charges was negative for all periods presented because we incurred net losses in each period presented. The dollar amounts of the deficiencies for each of the periods indicated is as follows (dollars in thousands):



                                              NINE MONTHS                            YEARS ENDED DECEMBER 31,
                                                  ENDED            ----------------------------------------------------------
                                            SEPTEMBER 30, 2001      2000        1999       1998         1997           1996
                                            ------------------      ----        ----       ----         ----           ----

Deficiency of earnings available to cover
fixed charges (1)                                 $(8,648)        $(18,813)   $(32,655)  $(36,379)    $(30,760)     $(23,267)


----------------
(1) Earnings consist of loss from continuing operations before tax benefit plus fixed charges less capitalized interest. Fixed charges consist of interest expense, amortization of debt issuance costs and that portion of rental expense we believe is representative of interest.

                          DESCRIPTION OF CAPITAL STOCK


Our authorized capital stock consists of 120,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, of which 520 shares have been designated Series A convertible preferred stock and 20,000 shares have been designated as Series B convertible preferred stock. As of December 17, 2001, there were 75,574,298 shares of common stock outstanding, no shares of Series A convertible preferred stock outstanding and no shares of Series B convertible preferred stock outstanding.

COMMON STOCK

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor, and subject to any preferential dividend rights of any then outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares offered by us in this offering will be when issued and paid for, fully paid and non-assessable.

PREFERRED STOCK

Our board of directors has the authority, subject to certain restrictions, without further stockholder approval, to issue, at any time and from time to time, shares of preferred stock in one or more series. Each such series shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights, to the full extent now or hereafter permitted by the laws of the State of Delaware.

The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of the common stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on common stock. Holders of preferred stock would typically be entitled to receive a preference payment.

SHAREHOLDER RIGHTS PLAN

Our board of directors has adopted a shareholder rights plan. The shareholder rights plan was adopted to give our board of directors increased power to negotiate in our best interests and to discourage appropriation of control of us at a price that is unfair to our stockholders. It is not intended to prevent fair offers for acquisition of control determined by our board of directors to be in the best interests of us and our stockholders, nor is it intended to prevent a person or group from obtaining representation on or control of our board of directors through a proxy contest, or to relieve our board of directors of its fiduciary duty to consider any proposal for our acquisition in good faith.

The shareholder rights plan involves the distribution of one "right" as a dividend on each outstanding share of our common stock to all holders of record on September 26, 1996, and an ongoing distribution of one right on each outstanding share of our common stock to all subsequent stockholders. Each right shall entitle the holder to purchase one-tenth of a share of common stock. The rights trade in tandem with the common stock until, and become exercisable upon, the occurrence of certain triggering events, and the exercise price is based on the estimated long-term value of our common stock. The exercise of these rights becomes economically attractive upon the triggering of certain "flip-in" or "flip-over" rights which work in conjunction with the shareholder rights plan's basic provisions. The flip-in rights will permit their holders to purchase shares of common stock at a discounted rate, resulting in substantial dilution of an acquiror's voting and economic interests in us. The flip-over element of the shareholder rights plan involves some mergers or significant asset purchases, which trigger certain rights to purchase shares of the acquiring or surviving company at a discount. The shareholder rights plan contains a "permitted offer" exception which allows offers determined by our board of directors to be in our best interests and our stockholders to take place free of the diluting effects of the shareholder rights plan's mechanisms.

Our board of directors retains the right, at all times prior to acquisition of 15% of our voting common stock by an acquiror, to discontinue the shareholder rights plan through the redemption of all rights, or to amend the shareholder rights plan in any respect.

DELAWARE LAW AND SOME BY-LAW PROVISIONS

Our board of directors has adopted certain amendments to our by-laws intended to strengthen our board of directors' position in the event of a hostile takeover attempt. These by-law provisions have the following effects:

o they provide that only persons who are nominated in accordance with the procedures set forth in the by-laws shall be eligible for election as our directors, except as may be otherwise provided in the by-laws;

o they provide that only business brought before the annual meeting by our board of directors or by a stockholder who complies with the procedures set forth in the by-laws may be transacted at an annual meeting of stockholders;

o they provide that only the chairman of the board, if any, the chief executive officer, the president, the secretary or a majority of our board of directors may call special meetings of our stockholders;

o they establish a procedure for our board of directors to fix the record date whenever stockholder action by written consent is undertaken; and

o they require a vote of holders of two-thirds of the outstanding shares of common stock to amend certain by-law provisions.

Furthermore, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company. It is located at 59 Maiden Lane, New York, NY 10038, and its telephone number is (718) 921-8200.

                         DESCRIPTION OF DEBT SECURITIES


The following is a summary of the general terms of the debt securities covered by this prospectus. We will file a prospectus supplement that may contain additional terms when we issue debt securities under one or more senior or subordinated indentures. The terms presented here, together with the terms in a related prospectus supplement, which could be different from the terms described below, will be a description of the material terms of the debt securities. You should also read the applicable indenture. We have filed forms of indentures with the SEC as exhibits to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indentures. The indentures are substantially identical except for the subordination provisions described below under "Subordinated Debt Securities." The terms and provisions of the debt securities below will most likely be modified by the documents that set forth the specific terms of the debt securities issued.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior or subordinated debt. The debt securities we offer will be issued under an indenture or indentures between us and a trustee. Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities.

GENERAL

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures. The prospectus supplement will set forth:

-    whether the debt securities will be senior or subordinated,

-    the offering price,

-    the title,

-    any limit on the aggregate principal amount,

- the person who shall be entitled to receive interest, if other than the record holder on the record date,

-    the date the principal will be payable,

- the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates,

-    the place where payments may be made,

-    any mandatory or optional redemption provisions,

- any obligation to redeem or purchase the debt securities pursuant to a sinking fund,

- if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula,

- conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto,

- if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency,

- the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount,

- if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount,

- any defeasance provisions if different from those described below under "Satisfaction and Discharge; Defeasance,"

-    any conversion or exchange provisions,

- whether the debt securities will be issuable in the form of a global security,

- any subordination provisions, if different than those described below under "Subordinated Debt Securities,"

- any deletions of, or changes or additions to, the events of default or covenants, and

-    any other specific terms of such debt securities.

Unless otherwise specified in a prospectus supplement:

-    the debt securities will be registered debt securities, and

- registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.

EXCHANGE AND TRANSFER

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

- issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

- register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in a prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

GLOBAL SECURITIES

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

- be registered in the name of a depositary that we will identify in a prospectus supplement,

-    be deposited with the depositary or nominee or custodian, and

-    bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

- the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary,

-    an event of default is continuing, or

-    any other circumstances described in a prospectus supplement.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

-    will not be entitled to have the debt securities registered in their names,

- will not be entitled to physical delivery of certificated debt securities, and

- will not be considered to be holders of those debt securities under the indentures.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.

The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

PAYMENT AND PAYING AGENTS

The provisions of this paragraph will apply to the debt securities unless otherwise indicated in a prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

CONSOLIDATION, MERGER AND SALE OF ASSETS

We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

- the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity,

- the successor assumes our obligations on the debt securities and under the indenture,

- immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

-    certain other conditions are met.

EVENTS OF DEFAULT

Unless we inform you otherwise in a prospectus supplement, the indenture will define an event of default with respect to any series of debt securities as one or more of the following events:

(1) failure to pay principal of or any premium on any debt security of that series when due,

(2) failure to pay any interest on any debt security of that series for 30 days when due,

(3)  failure to deposit any sinking fund payment when due,

(4) failure to perform any other covenant in the indenture continued for 60 days after being given the notice required in the indenture,

(5)  our bankruptcy, insolvency or reorganization, and

(6)  any other event of default specified in a prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities. If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities."

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series,

(2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding, and

(3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed in
(1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

MODIFICATION AND WAIVER

We and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

-    change the stated maturity of any debt security,

-    reduce the principal, premium, if any, or interest on any debt security,

- reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity,

-    reduce the rate of interest on any debt security,

-    change the currency in which any debt security is payable,

- impair the right to enforce any payment after the stated maturity or redemption date,

- waive any default or event of default in payment of the principal of, premium or interest on any debt security,

- waive a redemption payment or modify any of the redemption provisions of any debt security,

-    adversely affect the right to convert any debt security, or

- change the provisions in the indenture that relate to modifying or amending the indenture.

SATISFACTION AND DISCHARGE; DEFEASANCE

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect:

- to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding, and/or

- to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these covenants:

     (1) the subordination provisions under the subordinated indenture, and

     (2) covenants as to payment of taxes and maintenance of corporate existence.

To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

NOTICES

Notices to holders will be given by mail to the addresses of the holders in the security register.

GOVERNING LAW

The indentures and the debt securities will be governed by, and construed under, the law of the State of New York.

REGARDING THE TRUSTEE

The indenture limits the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee, acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

SUBORDINATED DEBT SECURITIES

Payment on the subordinated debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all our senior indebtedness.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

We may not make any payment on the subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

- a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"); or

- a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

We may resume payments and distributions on the subordinated debt securities:

- in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

- in the case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist and 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the designated senior indebtedness has not been accelerated.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, premium and interest, including any liquidated damages, on the debt securities that have come due have been paid in full in cash. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless the non-payment default is based upon facts or events arising after the date of delivery of such payment blockage notice.

If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

As of September 30, 2001; $11.7 million senior indebtedness was outstanding. We are not prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

CONVERSION OR EXCHANGE RIGHTS

Debt securities may be convertible into or exchangeable for shares of our common stock. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

-    the conversion or exchange price;

-    the conversion or exchange period;

- provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

-    events requiring adjustment to the conversion or exchange price;

- provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

-    any anti-dilution provisions, if applicable

NO INDIVIDUAL LIABILITY OF STOCKHOLDERS, OFFICERS OR DIRECTORS

The indentures provide that none of our past, present or future stockholders, officers or directors, or stockholders, officers or directors of any successor corporation, in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the applicable indenture.

                              PLAN OF DISTRIBUTION


We may sell the securities separately or together:

- through one or more underwriters or dealers in a public offering and sale by them,

-    directly to investors, or

-    through agents.

We may sell the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

-    at market prices prevailing at the time of sale,

-    at prices related to such prevailing market prices, or

-    at negotiated prices.

We will describe the method of distribution of the securities in the applicable prospectus supplement.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.


                                  LEGAL MATTERS


Proskauer Rose LLP, New York, New York, has passed on the validity of the issuance of the securities offered in this prospectus.

                                     EXPERTS


The consolidated financial statements and schedule of Celgene Corporation and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein which report, as to the years 1999 and 1998, is based in part on the report of Ernst & Young LLP, independent auditors, incorporated by reference herein given on the authority of said firms as experts in accounting and auditing.

The statements in this prospectus under the caption "Risk Factors--We may not be able to protect our intellectual property" have been reviewed and approved by Mathews, Collins, Shepherd & Gould, P.A. and are included herein in reliance upon such review and approval as experts in U.S. patent law.

The statements in this prospectus that relate to U.S. patent rights licensed from The Rockefeller University and Children's Medical Center Corporation under the caption "Risk Factors--We may not be able to protect our intellectual property" have been reviewed and approved by Pennie & Edmonds LLP as our special patent counsel for these matters, and are included herein in reliance upon their review and approval as experts in U.S. patent law.

The statements describing legal and regulatory requirements in this prospectus under the caption "Risk Factors--The pharmaceutical industry is subject to extensive government regulation and there is no assurance of regulatory approval" have been reviewed and, assuming the accuracy of the factual statements made, approved by Kleinfeld, Kaplan & Becker, as experts in such matters, and are included herein in reliance upon such review and approval.


                       WHERE YOU CAN FIND MORE INFORMATION


We file reports with the Securities and Exchange Commission, or the SEC, on a regular basis that contain financial information and results of operations. You may read or copy any document that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

Our common stock is listed on the Nasdaq National Market and we are required to file reports, proxy statements and other information with Nasdaq. You may read any document we file with Nasdaq at the offices of the Nasdaq Stock Market, Inc. which is located at 1735 K Street, N.W., Washington, D.C. 20006.


                           INCORPORATION BY REFERENCE


The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

1.   Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

2.   Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
     2001;

3. Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001; and

4. Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001.

You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at the following address:

                  Celgene Corporation
                  7 Powder Horn Drive
                  Warren, NJ 07059
                  (732) 271-1001

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

An estimate (other than the SEC registration fee) of the fees and expenses of issuance and distribution (other than discounts and commissions) of the common stock offered hereby (all of which will be paid by Celgene Corporation ("Celgene") is as follows:

           SEC registration fee....................................    $119,500
           NASDAQ National Market listing fee......................
           NASD filing fee.........................................
           Trustee's fees and expenses.............................
           Legal fees and expenses.................................
           Accounting fees and expenses............................
           Printing Costs..........................................
           Miscellaneous expenses..................................

                                       Total.......................     $


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The General Corporation Law of the State of Delaware ("DGCL") permits Celgene and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of Celgene or in an action by stockholders of Celgene.

The Certificate of Incorporation of Celgene (the "Charter") eliminates the liability of directors to stockholders or Celgene for monetary damages arising out of the directors' breach of their fiduciary duty of care. The Charter also authorizes Celgene to indemnify its directors, officers, incorporators, employees, and agents with respect to certain costs, expenses, and amounts incurred in connection with an action, suit, or proceeding by reason of the fact that such person was serving as a director, officer, incorporator, employee, or agent of Celgene. In addition, the Charter permits Celgene to provide additional indemnification rights to its officers and directors and to indemnify them to the greatest extent possible under the DGCL. Celgene has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, Celgene has agreed to indemnify its officers and directors against certain liabilities, including liabilities arising out of the offering made by this Registration Statement.

Celgene maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of Celgene for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

ITEM 16.          EXHIBITS.

The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

Exhibit
Number   Description
------   -----------

4.1 Form of Indenture for Senior Debt Securities to be entered into between Celgene and a Trustee to be named

4.2 Form of Indenture for Subordinated Debt Securities to be entered into between Celgene and a Trustee to be named

5.1               Opinion of Proskauer Rose LLP

12.1              Statement Regarding Computation of Ratios

23.1              Consent of KPMG LLP

23.2              Consent of Ernst & Young LLP, Independent Auditors

23.3              Consent of Pennie & Edmonds LLP

23.4              Consent of Kleinfeld, Kaplan & Becker

23.5              Consent of Mathew, Collins, Shepherd & Gould, P.A.

23.6              Consent of Proskauer Rose LLP (incorporated by reference to
                  Exhibit 5.1)

24.1              Power of Attorney (included in Signature Page)


ITEM 17.          UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                        SIGNATURES AND POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person or entity whose signature appears below constitutes and appoints John W. Jackson, Sol J. Barer and Robert J. Hugin, and each of them, its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of New Jersey on December 20, 2001.

                                  CELGENE CORPORATION


                                  By: /s/ John W. Jackson
                                      ------------------------------------------
                                      John W. Jackson
                                      Chairman of the Board
                                      and Chief Executive Officer


Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities indicated:


Signature                                        Title                                Date
---------                                        -----                                ----

/s/ John W. Jackson                              Chairman of the Board and Chief      December 20, 2001
----------------------------------               Executive Officer (Principal
John W. Jackson                                  Executive Officer)

/s/ Sol J. Barer                                 President, Chief Operating           December 20, 2001
----------------------------------               Officer, Director
Sol J. Barer

/s/ Robert J. Hugin                              Chief Financial Officer, Director    December 20, 2001
----------------------------------               (Principal Accounting and Financial
Robert J. Hugin                                  Officer)

/s/ Jack L. Bowman                               Director                             December 20, 2001
----------------------------------
Jack L. Bowman

/s/ Frank T. Cary                                Director                             December 20, 2001
----------------------------------
Frank T. Cary

/s/ Arthur Hull Hayes, Jr.                       Director                             December 20, 2001
----------------------------------
Arthur Hull Hayes, Jr.

/s/ Gilla Kaplan                                 Director                             December 20, 2001
----------------------------------
Gilla Kaplan


Signature                                        Title                                Date
---------                                        -----                                ----

/s/ Richard C.E. Morgan                          Director                             December 20, 2001
----------------------------------
Richard C.E. Morgan

/s/ Walter L. Robb                               Director                             December 20, 2001
----------------------------------
Walter L. Robb

/s/ Lee J. Schroeder                             Director                             December 20, 2001
----------------------------------
Lee J. Schroeder

                                INDEX TO EXHIBITS


4.1 Form of Indenture for Senior Debt Securities to be entered into between Celgene and a Trustee to be named

4.2 Form of Indenture for Subordinated Debt Securities to be entered into between Celgene and a Trustee to be named

5.1     Opinion of Proskauer Rose LLP

12.1    Statement Regarding Computation of Ratios

23.1    Consent of KPMG LLP

23.2    Consent of Ernst & Young LLP, Independent Auditors

23.3    Consent of Pennie & Edmonds LLP

23.4    Consent of Kleinfeld, Kaplan & Becker

23.5    Consent of Mathew, Collins, Shepherd & Gould, P.A.

23.6    Consent of Proskauer Rose LLP (incorporated by reference to Exhibit 5.1)

24.1    Power of Attorney (included in Signature Page)